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                    December 14, 2022

       David Farber
       Chief Financial Officer
       Infinite Acquisition Corp.
       745 Fifth Avenue, 15th Floor
       New York, NY 10151

                                                        Re: Infinite
Acquisition Corp.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 24,
2022
                                                            File No. 001-41087

       Dear David Farber:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Wendy Modlin